Exhibit 99.1
CONSENT SOLICITATION STATEMENT
SURGERY CENTER HOLDINGS, INC.
Solicitation of Consents Relating to the Proposed Amendments of the Indenture Relating to
the
8.875% Senior Notes due 2021 (CUSIP Nos. 86881WAA0, 86881WAB8 (AI) and U86786AA5 and ISIN Nos. US86881WAA09, US86881WAB81 and USU86786AA59)
THIS CONSENT SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 25, 2017, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). HOLDERS (AS DEFINED BELOW) OF NOTES (AS DEFINED BELOW) WILL BE ENTITLED TO RECEIVE THE CONSENT CONSIDERATION (AS DEFINED BELOW) FOR THEIR NOTES ONLY IF THEY VALIDLY DELIVER CONSENTS (AS DEFINED BELOW) PRIOR TO THE EXPIRATION DATE AND DO NOT REVOKE SUCH CONSENTS, AND PAYMENT OF THE CONSENT CONSIDERATION SHALL BE SUBJECT TO THE RECEIPT OF THE REQUISITE CONSENT (AS DEFINED BELOW) AND THE SATISFACTION OF THE OTHER CONDITIONS SPECIFIED HEREIN. HOLDERS WHO DELIVER THEIR CONSENTS AFTER THE EXPIRATION DATE WILL NOT RECEIVE THE CONSENT CONSIDERATION.

Security	CUSIP Nos.	ISIN Nos.	Maturity	Consent Consideration	Amount Outstanding As of the Record Date
8.875% Senior Notes due 2021	86881WAA0, 86881WAB8 (AI) and U86786AA5	US86881WAA09, US86881WAB81 and USU86786AA59	April 15, 2021	$2.50 per $1,000 principal amount of the Notes	$400.0 million

In connection with the proposed Transactions (as defined below), Surgery Center Holdings, Inc., a Delaware corporation (the “Issuer”), hereby solicits (the “Consent Solicitation”) consents (the “Consents”) of the holders of record (each, a “Holder” and, collectively, the “Holders”) as of 5:00 p.m., New York City time, on May 17, 2017 (such time and date, the “Record Date”) of its 8.875% Senior Notes due 2021 (the “Notes”), issued under an Indenture, dated as of March 31, 2016 (as supplemented or amended, the “Indenture”), by and among the Issuer, various subsidiaries of the Issuer, as guarantors (the “Guarantors”), and Wilmington Trust, National Association, as trustee (the “Trustee”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and in the accompanying form of consent (as the same may be amended or supplemented from time to time, the “Consent Form” and, together with the Consent Solicitation Statement and the other documents relating to the Consent Solicitation delivered in connection herewith, the “Solicitation Documents”), to (i) amend the Change of Control definition relating to the Notes (as set forth in the Indenture) such that the Issuer will not be required to make a Change of Control Offer (as defined in the Indenture) and (ii) modify the definition of Sponsor (as defined below) such that Bain (as defined herein) shall constitute a Permitted Holder (as defined in the Indenture) and, effective immediately following the consummation of the Transactions, H.I.G. Cap (as defined herein) is removed from the definition of Sponsor, each as more fully detailed herein under “Proposed Amendments to the Notes.” All capitalized terms used herein but not defined in this Consent Solicitation Statement have the meaning ascribed to them in the Indenture, unless otherwise specified.
On May 9, 2017, Surgery Partners, Inc., a Delaware corporation (“Surgery Partners,” the “Company,” “we” or “us”), the parent of the Issuer, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NSH Holdco, Inc., a Delaware corporation (“NSH”), IPC / NSH, L.P., solely in its capacity as sellers’ representative, and SP Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”). Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into NSH (the “Merger”) with NSH continuing as the surviving corporation (the “Surviving Corporation”) and an indirect wholly-owned subsidiary of the Company and a direct or indirect wholly-owned subsidiary of the Issuer.

In order to finance the Merger, the Issuer intends to issue new senior unsecured notes and raise additional senior secured term loan financing and the Company intends to issue shares of a new series of preferred stock designated as 10.00% Series A Convertible Perpetual Participating Preferred Stock (the “Series A Preferred Stock”). The Issuer has entered into customary commitment and engagement letters in connection with such new debt financing, all of which would rank pari passu in right of payment with the Notes, and, in the case of any senior secured financing, rank effectively senior in right of payment to the Notes, to the extent of the value of the collateral securing obligations under the senior secured financing.
The Issuer expects that, upon the closing of the Transactions and the Merger and the issuance of new senior unsecured notes and incurrence of additional or replacement senior secured term loans, outstanding total indebtedness of the Issuer and its restricted subsidiaries will be up to approximately $2,100 million (excluding the portion of indebtedness of non-wholly owned restricted subsidiaries that corresponds to the equity interest share of third parties in such non-wholly owned subsidiaries) and outstanding secured indebtedness of the Issuer and its restricted subsidiaries that are guarantors under the Indenture will be up to approximately $1,300 million (in each case without giving effect to any undrawn revolving credit facilities).
The preferred stock financing will be issued pursuant to a Securities Purchase Agreement (the “Preferred Stock Purchase Agreement”) dated May 9, 2017, by and among the Company and BCPE Seminole Holdings LP, a Delaware limited partnership (the “Stock Purchaser”), an affiliate of Bain Capital Private Equity, LP, pursuant to which, on the terms and subject to the conditions set forth therein, the Stock Purchaser, or any of its designees, will acquire and the Company will issue, up to 320,000 shares of preferred stock of the Company’s Series A Preferred Stock, at a price per share of $1,000.00 (the “Preferred Private Placement”).
Additionally, on May 9, 2017, the Company entered into a Stock Purchase Agreement (the “SPA”) with H.I.G. Surgery Centers, LLC (“H.I.G.”), H.I.G. Bayside Debt & LBO Fund II L.P. and the Stock Purchaser, pursuant to which the Stock Purchaser (or any of its designees) agreed to purchase all of the 26,455,651 shares of Common Stock beneficially owned by H.I.G. and its affiliates at a purchase price per share of $19.00 (the “Private Sale”). Upon the closing of the Private Sale and the Preferred Private Placement, assuming an issuance of 320,000 shares of Series A Preferred Stock and calculated based on the number of shares of Common Stock of the Company outstanding on May 10, 2017, the Series A Preferred Stock and the Common Stock acquired by the Stock Purchaser and its affiliates in the Transactions will represent approximately 66% of the voting power of all classes of capital stock of Surgery Partners. The Private Sale and Preferred Private Placement are herein referred to as the “Transactions” and the Preferred Stock Purchase Agreement and the SPA are herein referred to as the “Transaction Agreements.”
The effectiveness of the Proposed Amendments (as defined below) is not a condition to the completion of the Transactions or the other transactions contemplated by the Transaction Agreements. Therefore, the Transactions or the other transactions contemplated by the Transaction Agreements may be consummated regardless of whether or not the Requisite Consent is received.
The Solicitation Agent for this Consent Solicitation is:

Jefferies

May 18, 2017